U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   CRAMER ROSENTHAL McGLYNN, LLC
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   (Last)               (First)                 (Middle)

   707 WESTCHESTER AVENUE
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                                    (Street)

   WHITE PLAINS, NEW YORK  10604
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   7/30/98
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   LOGIMETRICS, INC. (LGMTA)


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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

[ ]   Director                             [X]   10% Owner
[ ]   Officer (give title below)           [ ]   Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or joint/Group Filing (Check applicable line)

   |X| Form filed by One Reporting Person

   |_| Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      7. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
                             cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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CLASS A 13% CONVERTIBLE      IMMED.        (1)      COMMON STOCK           122,643       $0.41667       D
SENIOR SUBORDINATED
DEBENTURES
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SERIES G WARRANTS            IMMED.      7/29/04    COMMON STOCK           299,320       $0.50          D
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SERIES H WARRANTS            IMMED.      7/29/04    COMMON STOCK             5,306       $0.60          D
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SERIES I WARRANTS            IMMED.      7/29/04    COMMON STOCK             2,654       $1.125         D
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Explanation of Responses:

(1) The Class A Debentures are convertible at any time during which the principal amount of such debentures is outstanding. The maturity date for the Class C Debentures is on July 29, 1999.

CRAMER ROSENTHAL McGLYNN, LLC


/s/ Michael Marrone                                             11/12/98
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      ** Signature of Reporting Person                            Date
         Name:  Michael Marrone
         Title: Principal Director of Operations

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.